UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2014

TREVENA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36193	26-1469215
(Commission File No.)	(IRS Employer Identification No.)

1018 West 8th Avenue, Suite A

King of Prussia, PA 19406

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (610) 354-8840

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Employment Agreement with Robert Prachar

On March 31, 2014, the Board of Directors of Trevena, Inc. (the “Company”) elected Robert Prachar as the Company’s Senior Vice President, Commercial and Corporate Strategy. In connection with his election, Mr. Prachar entered into an employment agreement with the Company. Mr. Prachar’s base salary under the employment agreement is initially $280,000 per year, subject to review and adjustments made based upon the Company’s normal performance review practices.  Mr. Prachar is eligible for an annual discretionary cash bonus of up to 35% of his base salary, subject to his achievement of performance criteria to be set by the Company.

On March 31, 2014, the Company also granted Mr. Prachar an option to purchase 100,000 shares of the Company’s common stock (the “Initial Option Grant”) at an exercise price of $7.86 per share, the closing price of a share of the Company’s common stock on the NASDAQ Global Select Market on the grant date.  One-fourth (1/4th) of the shares subject to the Initial Option Grant will vest on the one-year anniversary of the grant date; the remaining shares vest in a series of twelve (12) successive equal quarterly installments measured from the one-year anniversary of the grant date, subject to Mr. Prachar’s continuous service to the Company as of each such date.

Under the employment agreement between the Company and Mr. Prachar, if Mr. Prachar is terminated by the Company other than for cause or resigns for good reason, as defined in the agreement, he will receive: (i) continuing payments of his salary as severance paid in the amount of nine months of his base salary, paid in equal installments following termination on the Company’s regularly scheduled payroll dates; (ii) his target annual bonus compensation for the year of termination, pro-rated for the period between the beginning of the calendar year and the date of termination, paid within sixty days following termination; (iii) accelerated vesting as to that number of unvested shares subject to any outstanding equity awards held by Mr. Prachar at the time of termination that would have otherwise vested if he had remained employed by the Company for nine months following the date of termination; and (iv) health insurance premiums under the Company’s group health insurance plans as provided under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, until the earlier of (A) nine months after termination of his employment, (B) such time as Mr. Prachar is eligible for substantially equivalent health insurance coverage with a subsequent employer and (C) such time as Mr. Prachar is no longer eligible for COBRA coverage.

In addition, if Mr. Prachar is terminated by the Company other than for cause or resigns for good reason within thirty days prior to a change of control, within the period between the Company’s execution of a letter of intent for a change of control and the date that change of control is later consummated, or within twelve months following a change of control, in each case as defined in the agreement, he will receive the following payments in lieu of the severance payments listed above: (i) continuing payments of his salary as severance pay in the amount of twelve months of his base salary, paid in equal installments following termination on the Company’s regularly scheduled payroll dates; (ii) an amount equal to 100% of his target bonus in effect at the time of termination, payable in equal installments on the Company’s regularly scheduled payroll dates over the period that the severance pay is paid; (iii) accelerated vesting of all unvested shares subject to any outstanding equity awards held by Mr. Prachar at the time of termination; (iv) health insurance premiums under the Company’s group health insurance plans as provided under COBRA until the earlier of (A) twelve months after termination of his employment, (B) such time as Mr. Prachar is eligible for substantially equivalent health insurance coverage with a subsequent employer and (C) such time as Mr. Prachar is no longer eligible for COBRA coverage; and (v) his target annual bonus compensation for the year of termination, pro-rated for the period between the beginning of the calendar year and the date of termination, paid within sixty days following termination.

The foregoing description of Mr. Prachar’s employment agreement is a summary, is not complete and is qualified in its entirety by reference to the employment agreement filed as Exhibit 10.1 to this Form 8-K.

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Amendment to 2013 Equity Incentive Plan

On March 31, 2014, the Board of Directors of the Company approved an amendment to the Company’s 2013 Equity Incentive Plan, or the 2013 Plan, to increase the aggregate number of shares authorized for issuance under the 2013 Plan by 1,050,000 shares to an aggregate total of 4,587,703 shares, which includes the maximum number of shares underlying outstanding stock awards granted under the the Company’s 2008 Equity Incentive Plan that expire or terminate for any reason prior to exercise or settlement or are forfeited because of the failure to meet a contingency or condition required to vest such shares, as such shares become available from time to time.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Employment Agreement, dated March 31, 2014, by and between the Registrant and Robert Prachar.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2014	TREVENA, INC.

	By:	/s/ Roberto Cuca
Roberto Cuca
Chief Financial Officer

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